EXHIBIT 4.15.9

EXECUTION VERSION

Accession Deed

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee.

This agreement is made by way of deed on November 7 , 2012

BY the subsidiary of Reynolds Group Holdings Limited listed on Schedule I hereto, (the “Acceding Party”);

AND IS SUPPLEMENTAL to an English law governed intercreditor agreement (the “Intercreditor Agreement”) dated 11 May 2007 as amended and/or restated on 21 June 2007, 29 June 2007, 5 November 2009 and 5 November 2010 and made between, among others, Reynolds Group Holdings Limited (formerly Rank Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) I S.A., Credit Suisse AG, as administrative agent, Credit Suisse AG, as senior issuing bank, The Bank of New York Mellon, as collateral agent, senior secured notes trustee and high yield noteholders trustee and Credit Suisse AG, as security trustee.

IT IS AGREED as follows:

1.	Words and expressions defined in the Intercreditor Agreement shall bear the same meaning herein.

2.	The Acceding Party confirms it has been supplied with a copy of the Intercreditor Agreement.

3.	The Acceding Party covenants with the Parties to be bound by the terms of the Intercreditor Agreement as a Subordinated Guarantor and an Obligor.

4.	The Acceding Party shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This agreement and all non contractual obligations arising from or in connection with it shall be governed by, and construed in accordance with, English law.

[signature pages follow]

IN WITNESS whereof this agreement has been duly executed and delivered as a deed on the day and year first above written by the Acceding Party.

Acceding Party

SIGNED as a deed for and on behalf of	)
INTERNATIONAL TRAY PADS &	)
PACKAGING, INC.	)

By	/s/ Joseph Doyle
Name:	Joseph Doyle
Title:	Secretary

ICA ACCESSION DEED

Security Trustee

(for itself and all other parties)

SIGNED	)
For and on behalf of	)
CREDIT SUISSE AG	)

By:	/s/ Ian Croft
Name:	Ian Croft
Title:	Assistant Vice President Operations

By:	/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorised Signatory

ICA ACCESSION DEED

Collateral Agent

SIGNED	)
For and on behalf of	)
THE BANK OF NEW YORK MELLON	)

By:	/s/ Orla Forrester
Name:	Orla Forrester
Title:	Vice President

Senior Agent

SIGNED	)
For and on behalf of	)
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	)

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Associate

ICA ACCESSION DEED

SCHEDULE I

Subsidiaries of Reynolds Group Holdings Limited

Entity Name	Registered Office Address
1. International Tray Pads & Packaging, Inc.	3299 NC 5 HWY Aberdeen, NC 28315